                                       REGISTRATION STATEMENT NO._______________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           ---------------------------

                              HAMILTON BANCORP INC.
             (Exact Name of Registrant as Specified in its Charter)

         FLORIDA                                      65-0149935
(State or Other Jurisdiction of          (I.R.S. Employer Identification Number)
Incorporation or Organization)

                              3750 N.W. 87th Avenue
                              Miami, Florida 33178
                                 (305) 717-5500
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  Of Registrant's Principal Executive Offices)

                     HAMILTON BANCORP INC. STOCK OPTION PLAN
                         FOR KEY EMPLOYEES AND DIRECTORS
                            (Full Title of the Plan)

                      -------------------------------------

                              Eduardo A. Masferrer
                      Chairman and Chief Executive Officer
                              Hamilton Bancorp Inc.
                              3750 N.W. 87th Avenue
                              Miami, Florida 33178
                                  (305) 717-550
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)

                           --------------------------

                                 with copies to:
                            Robert L. Grossman, Esq.
                          Greenberg, Traurig, Hoffman,
                          Lipoff, Rosen & Quentel, P.A.
                              1221 Brickell Avenue
                              Miami, Florida 33131
                                 (305) 579-0500

                         CALCULATION OF REGISTRATION FEE

================================================================================
  Title of       Amount to    Proposed     Proposed       Amount of
 Securities          Be       Maximum      Maximum       Registration
    To Be       Registered*   Offering     Aggregate         Fee
 Registered                   Price Per    Offering
                               Share**      Price


Common           877,500     $9.23-35.625   $14,562,113       $4,296
Stock, $.01      Shares
par
value***

================================================================================

* Represents the maximum number of shares to be issued under the Hamilton Bancorp Inc. Stock Option Plan For Key Employees and Directors, assuming all awards authorized thereunder are made.

** The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) on the basis of (i) the actual exercise price of $9.23 per share for an aggregate of 585,000 options to purchase Common Stock being registered, which have already been granted under the Plan, (ii) the actual exercise price of $29.125 per share for an aggregate of 193,500 options to purchase Common Stock being registered, which have already been granted under the Plan and (iii) the average of the high and low price of a share of Common Stock as reported by the NASDAQ National Market on February 2, 1998 (which was $35.625) with respect to 99,000 shares of Common Stock subject to future grants of options under the Plan.

*** This Registration Statement includes such indeterminate number of shares of Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions.

--------------------------------------------------------------------------------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEMS 1 AND 2.    PLAN INFORMATION; REGISTRANT INFORMATION AND
                  EMPLOYEE PLAN ANNUAL INFORMATION

         The documents containing the information specified in the instructions to Part I of the Form S-8 will be sent or given to employees as specified by Rule 428(b)(1).

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE

         The Company hereby incorporates by reference into this Registration Statement the following documents filed by the Company with the Securities and Exchange Commission (the "Commission"):

         (a) the Company's Registration Statement on Form S-1, Registration No. 333-20435 and the Company's prospectus filed pursuant to Rule 424(b) under the Securities Act on March 26, 1997;

         (b) all other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), since the end of the fiscal year covered by the document referred to in Item 3(a) above; and

         (c) The description of the common stock of the Company, par value $.01 per share, contained in the Company's Registration Statement on Form 8-A filed on March 5, 1997 pursuant to
                  Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

         All documents subsequently filed by the Company pursuant to Sections 13
(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.           DESCRIPTION OF SECURITIES

         Not Applicable

ITEM 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL

         None

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company has authority under the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Company's Articles of Incorporation provided that the Company shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. In general, Florida law permits a Florida corporation to indemnify its directors, officers, employees and agents, and persons serving at the corporation's request in such capacities for another enterprise against liabilities arising from conduct that such persons reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

         At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought from the Company, nor is the Company aware of any threatened litigation that may result in claims for indemnification from the Company by any officer or director.

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable

ITEM 8.       EXHIBITS.

EXHIBIT NO.                DESCRIPTION OF EXHIBIT

4.1               Amended and Restated Articles of Incorporation of the Company

                  (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1, Registration No. 333-20435)

4.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form S-1, Registration No. 333-20435)

5.1               Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen &
                  Quentel, P.A.

23.1              Consent of Deloitte & Touche LLP.

23.2 Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., counsel to the Corporation (included in Exhibit 5.1).

ITEM 9.           UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purpose of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly cause this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 6th day of February, 1998.

                                 HAMILTON BANCORP INC.



                                 By: /s/  Eduardo A. Masferrer
                                     ------------------------------
                                          Eduardo A. Masferrer
                                          Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                           Title                                               Date
---------                           -----                                               ----

/s/ Eduardo A. Masferrer
------------------------            Chairman, Chief Executive Officer                   February 6, 1998
Eduardo A. Masferrer                and Director


/s/ Maura A. Acosta
--------------------                Director                                            February 6, 1998
Maura A. Acosta


/s/ William Alexander
---------------------               Director                                            February 4, 1998
William Alexander


---------------------               Director                                            February __, 1998
Virgilio E. Sosa Jr.



---------------------               Director                                            February __, 1998
William Bickford


/s/ Thomas F. Gaffney
---------------------               Director                                            February 3, 1998
Thomas F. Gaffney


/s/ Maria F. Diaz
---------------------               Senior Vice President Finance                       February 5, 1998
Maria F. Diaz                       and Treasurer (principal finance officer
                                    and principal accounting officer)
